UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2006

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-9547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 6, 2006, FLIR Systems, Inc. and certain of its subsidiaries (the “Company”) entered into a Credit Agreement (the “Agreement’) with a group of banks including Bank of America, N.A., Union Bank of California, N.A, U.S. Bank National Association and other lenders identified therein. The Agreement provides for a $300 million revolving credit facility with sublimits for multi currency borrowings, letters of credit and swingline loans. The Agreement expires on October 6, 2011. The Company has the option to request an increase in the revolving credit facility up to $150 million over the term of the Agreement. Each lender has the right, but not the obligation, to commit to all or a portion of any proposed increase.

Under the Agreement, borrowings will bear interest based upon the prime lending rate of the Bank of America or Eurodollar rates with a provision for a spread under/over such Eurodollar rates based upon the Company’s leverage ratio as defined in the Agreement.

Borrowings under the Agreement will be used for lawful corporate purposes including, but not limited to, the financing of future acquisitions, the refinancing of existing indebtedness, working capital needs, capital expenditures, and purchases of common stock of the Company.

The Agreement contains usual and customary restrictive covenants including limitations on indebtedness, mergers and consolidations, sales of assets, dividends and stock repurchases. The Agreement also includes certain financial covenants that require, among other things, the maintenance of a total debt leverage ratio of no more than 4.0 to 1.0, the maintenance of a senior debt leverage ratio of no more than 3.0 to 1.0, and the maintenance of a minimum interest coverage ratio of 4.25 to 1.0. The Agreement also includes usual and customary events of default, including, but not limited to, the failure to pay interest or principal when due, the failure to perform or observe covenants of the Agreement, insolvency or bankruptcy, change of control and certain judgment defaults. The Agreement is secured by substantially all of the Company’s assets.

On October 6, 2006, the Company had $56.5 million outstanding under the Agreement and had $5.6 million of letters of credit outstanding under the Agreement, which reduces the total available credit.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On October 6, 2006, the Company used funds borrowed under the Agreement to repay the outstanding amounts under the existing $100 million Amended and Restated Credit Agreement, dated April 28, 2004, among the Company as borrowers, and Bank of America, N.A., Union Bank of California, N.A, U.S. Bank National Association. The Amended and Restated Credit Agreement was terminated upon repayment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included under Item 1.01 with respect to the Credit Agreement is incorporated under this Item 2.03

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	*	Credit Agreement, dated as of October 6, 2006, by and among FLIR Systems, Inc. and certain subsidiaries of FLIR Systems, Inc., as borrowers, certain subsidiaries of FLIR Systems, Inc as subsidiary guarantors, Bank of America, N.A., Union Bank of California, N.A., U.S. Bank National Association and the Other Lenders identified therein.

*	Schedules and similar attachments to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on October 12, 2006.

FLIR SYSTEMS, INC.
(Registrant)

By	\s\ Stephen M. Bailey
Stephen M. Bailey
Sr. Vice President, Finance and
Chief Financial Officer